Exhibit 99.1

Press Release

FOR RELEASE ON: Feb. 14, 2024

Nxu Receives Bid Price and Equity Compliance Confirmation From Nasdaq

Nxu cures deficiencies in Nasdaq’s Bid Price and Equity continued listing rules in advance of April 2024 deadline

MESA, Ariz., Feb. 14, 2024 - Nxu Inc. (NASDAQ: NXU) (“Nxu”, “the Company”), a domestic technology company developing and manufacturing innovative EV charging and energy storage solutions for the infrastructure we need to power our electrified future, announced that on Feb. 13, 2024, the Nasdaq Stock Market (“Nasdaq”) confirmed that the Company has sufficiently demonstrated compliance with the bid price requirement in Nasdaq Listing Rule 5550(a)(2) (“Bid Price Rule”) and regained compliance with the equity requirement in Nasdaq Listing Rule 5550(b)(1) (“Equity Rule”) pursuant to the Nasdaq Hearing Panel (“Panel”) decision dated Dec. 18, 2023 (“Hearing Decision”). Nxu presented its compliance plan to the Panel on Dec. 14, 2023, and the Panel gave the Company until April 7, 2024, to demonstrate compliance with the Bid Price Rule and Equity Rule.

“The plan we presented to Nasdaq in December was thorough and decisive,” said Mark Hanchett, Chairman and CEO at Nxu. “Our dedication to timely executing that plan is obvious, as Nasdaq has acknowledged both bid price and equity compliance. We look forward to working with Nasdaq to remain in compliance for the foreseeable future.”

For the Equity Rule only, the Company will be subject to a mandatory hearing panel monitor for a period of one year. During the one-year monitoring period, if the Company is again out of compliance with the Equity Rule, it will not be afforded an additional cure or compliance period. If issued a new delist determination letter, the Company would have the opportunity to again request a new hearing before the Panel. As soon as the Company demonstrates compliance with the annual shareholders meeting requirement of Nasdaq Listing Rule 5815 (d)(4)(C) (“Annual Meeting Rule”), it will have fully regained compliance with Nasdaq’s continued listing requirements.

About Nxu, Inc.

Nxu, Inc. is a domestic technology company leveraging its intellectual property and innovations to support e-Mobility and energy storage solutions. Driving the energy future, Nxu is developing an ecosystem of industry-leading grid level energy storage solutions, charging infrastructure and over-air cloud management – encompassed by Nxu’s seamless subscription-based models. For more information, visit www.nxuenergy.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to remain compliant with Nasdaq’s continued listing rules. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievements to materially differ from those expressed or implied by these forward-looking statements. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent annual report on Form 10-K, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at www.nxuenergy.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

CONTACT:

Investor Contact

Investors@nxuenergy.com